EXHIBIT 23.1



              Consent of Ernst & Young, Independent Auditors


We consent to the incorporation by reference in the Registration Statements (Form S-8, Nos. 33-39282 and 2-82944) of LIN Broadcasting Corporation and in the related Prospectuses of our report dated February 4, 1994, with respect to the consolidated financial statements and schedules of LIN Broadcasting Corporation, and our report dated February 4, 1994, with respect to the combined financial statements and schedules of LIN Broadcasting Corporation's Unconsolidated Affiliates, included in the Annual Report (Form 10-K) for the year ended December 31, 1993.

                                             ERNST & YOUNG


Seattle, Washington
March 28, 1994